EXHIBIT 10.12

December 26, 2005

Gary Szilagyi

Address on file at Atheros

Dear Gary,

On behalf of Atheros Communications, Inc., a Delaware corporation (the “Company”), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company subject to final approval by the Atheros Board of Directors. We would like you to begin your employment with the Company on or before January 30, 2006. This offer expires on December 29, 2005. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.	Salary: You will be paid an annual base salary of $240,000, less regular payroll deductions, which covers all hours worked. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Bonus: Your target annual bonus will be $135,000 based upon a combination of corporate objectives and achievement of sales revenue targets. You will be guaranteed a minimum of one-quarter of the sales revenue portion of the bonus for the first quarter of 2006. A copy of the plan will be provided upon hire.

3.	Hiring Bonus: You will receive a hiring bonus of $100,000, less regular payroll deductions, half paid in the first pay period after you start, and the balance paid during the pay period three months after your start date, provided you do not voluntarily resign from the Company prior to that time.

4.	Stock Option: You will receive an option to purchase 220,000 shares of the common stock of the Company, subject to the approval of the Compensation Committee of the Board of Directors. The option will vest as to 12/48ths of the shares on the first anniversary of your hire date and 1/48th of the shares each full month thereafter, subject to your continued employment.

5.	Duties: Effective January 30, 2006 and subject to final approval by the Atheros Board of Directors, your job title will be Vice President of Sales, reporting to Craig Barratt, President and CEO. Your duties generally will include leading and developing the sales strategy for Atheros products. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

6.	Hours of Work: As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

7.	Adjustments and in Employment Status: You understand that the Company reserves right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

8.	Proprietary Information Agreement: You will be required to sign and abide by the terms of enclosed proprietary information agreement, which is incorporated into this agreement by reference as Exhibit A.

9.	Change of Control: In the event of a Change of Control (as defined below) where your employment is terminated without “Cause” (as defined below) within 12 months following the of Change of Control, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form acceptable to the Company (or its successor), then your unvested stock options subject to options granted by the Company to you prior to the Change of Control shall have their vesting accelerated as to an additional amount equal to the vesting you would have received had your employment continued for an additional year after your termination, and the Company’s right of repurchase with respect there to shall lapse as of the date of termination.

“Change of Control” shall mean: (a) merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated; (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

“Cause” means (a) intentional and material dishonesty in performance of your duties for the Company; (b) conduct (including conviction of or a plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) failure to perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice from the Company specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause; or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information. Nothing in this section shall alter the at-will nature of employment or provide an obligation express or implied for the payment of severance except as expressly provided herein.

10.	Severance: If the Company terminates your employment other than for “Cause” as defined above, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form mutually acceptable to the Company and you, then you will be paid a severance at such time equal to six months of your then annual base salary. In addition, if you properly elect to continue the Company’s group health plan coverage under COBRA, the Company will continue your health coverage for you and your enrolled dependents at no cost to you for six months following the effective date of termination. You will be able to continue your health benefits beyond six months at your own expense as allowed under the Company’s health plans.

11.	Immigration Documentation: Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

12.	Representation and Warranty of Employee: You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

13.	Employee Benefits: You will be eligible for paid vacation, sick leave and holidays. You will be provided with health insurance and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

14.	Term of Employment: Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

15.	Dispute Resolution Procedure: I agree that prior to my employment with the Company, I must sign and agree to the Arbitration Agreement attached as Exhibit B to this Agreement.

16.	Integrated Agreement: Please note that this Agreement, along with the attached Employee’s Proprietary Information and Inventions Agreement (Exhibit A) and the Arbitration Agreement (Exhibit B), supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the Vice President of Finance and Administration.

17.	Severability: If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter that you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack Lazar, for Craig Barratt
Title:	President and CEO

I agree to the terms of employment set forth in this Agreement.

/s/ Gary Szilagyi	12/29/05
Gary Szilagyi	Date